UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – March 13, 2006

TXU CORP.

(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code – (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Reference is made to Exhibits 10(h) and 10(i) of TXU Corp.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”), regarding the employment agreement for Kirk Oliver, Executive Vice President and Chief Financial Officer of the Company (provided that the actual date of Mr. Oliver’s amended employment agreement referenced in Exhibit 10(i) should be March 28, 2003). On March 13, 2006, the Company announced that Mr. Oliver would be leaving the Company effective March 24, 2006. As a result, as of that date, Mr. Oliver’s employment agreement will be terminated and he will receive severance payments consisting primarily of severance benefits entitled to him under the terms of his employment agreement, as amended on March 28, 2003, including approximately $1.5 million in cash severance payments and approximately $10 million in cash for the required acceleration of previously outstanding long-term incentive compensation awards. Mr. Oliver has agreed to a two year consulting arrangement with the Company.

Reference is made to Exhibits 10(g) and 10(ee) of the Company’s 2005 10-K, which describe the employment arrangements for Eric Peterson, Executive Vice President and General Counsel of the Company. On March 13, 2006, the Company also announced that Mr. Peterson would be leaving the Company effective April 1, 2006. As a result, as of that date, Mr. Peterson’s employment arrangements will be terminated and he will receive severance payments totaling $1.2 million in cash consisting primarily of severance benefits entitled to him under the Company’s executive severance plan. Mr. Peterson has agreed to a one year consulting arrangement with the Company. The Company will name David Poole, currently the Company’s Senior Vice President and Associate General Counsel, as Executive Vice President of Legal and General Counsel.

Neither officer’s departure is related in any manner to any past, present or contemplated accounting, finance or legal issue or to any disagreement with the Company’s board of directors or management over any issue or policy, including accounting treatment or policy.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Since Mr. Oliver served as the Company’s principal financial officer, the information provided in Item 1.02 above pertaining to Mr. Oliver is hereby incorporated into this Item 5.02 by reference. The Company has launched a search for a new chief financial officer. In the interim, the Company named David Campbell, currently the Company’s Executive Vice President of Corporate Planning, Strategy and Risk, as the acting chief financial officer. Reference is made to Exhibit 10(j) of the Company’s 2005 10-K, which describes Mr. Campbell’s employment agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.

By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated: March 16, 2006

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